Exhibit D

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned Minister of Finance of the Republic of South Africa (the “Republic”), by his execution hereof, does hereby constitute and appoint Lungisa Fuzile, Anthony Julies and Tshepiso Moahloli and any of them acting individually as his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, to execute and deliver the Republic’s Registration Statement on Schedule B (the “Schedule B”) and all amendments thereto, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all the acts of said attorney-in-fact and agent which he may lawfully do or cause to be done by virtue hereof;

PROVIDED THAT, this Power of Attorney shall not constitute a delegation of the Minister of Finance’s powers to borrow money on behalf of the Republic in terms of section 72 of the Public Finance Management Act, 1999, as amended.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand.

Dated:	March 28, 2017	By:	/s/ Pravin Gordhan
Hon. Pravin Gordhan
Minister of Finance Republic of South Africa